As filed with the Securities and Exchange Commission on February 17, 2004

Registration No. 333-109690

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

 Delaware
(State or Other Jurisdiction of Incorporation or Organization)

 06-0853042
(I.R.S. Employer Identification No.)

3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Jerry D. Leitman
FuelCell Energy, Inc.
Chairman of the Board, Chief Executive Officer and President
3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, CT 06904-2305
(203) 462-7500

Approximate date of commencement of proposed sale to the public:
 Not applicable

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of  1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

On August 4, 2003, we entered into a combination agreement with Global Thermoelectric Inc. to combine Global with us in a share-for-share exchange pursuant to a Plan of Arrangement to be approved by the Court of Queen's Bench of Alberta, Canada.  The Plan of Arrangement was approved by our stockholders on October 31, 2003.  The Plan of Arrangement was also approved by the shareholders of Global and by the Court of Queen's Bench of Alberta, Canada, on October 31, 2003.  On November 3, 2003, the combination transaction closed.

Upon closing of the combination:

  all Global common shareholders ceased to be shareholders of Global;

  each Global common shareholder who was a resident of Canada (other than dissenting shareholders) received, at the shareholder's election, either .279 exchangeable shares or .279 shares of our common stock for each Global common share held by that shareholder at the effective time of the combination;

  each Global common shareholder who was not a resident of Canada (other than dissenting shareholders) received .279 shares of our common stock for each Global common share held by that shareholder at the effective time of the combination;

  each outstanding option to purchase Global common shares was assumed by FuelCell and now represents an option to purchase our common stock in accordance with the option's terms based on the exchange ratio used in the combination (.279 shares of FuelCell common stock for each share of Global common stock);

  each share of Global Series 2 Preferred Stock remained outstanding as a preferred share of Global, as a consolidated subsidiary of FuelCell, and we assumed the obligation to issue our common stock upon conversion thereof; and

  Global became a consolidated subsidiary of FuelCell.

In connection with the combination, we filed this registration statement on Form S-3 with the Commission on October 10, 2003.  On October 30, 2003, we filed a pre-effective amendment to this registration statement.  As amended, the registration statement covered the resale of a total of up to 949,994 shares of our common stock by the selling stockholders identified in the registration statement.  On November 3, 2003, the registration statement was declared effective by the Commission.

FuelCell has determined that it is no longer necessary to register the resale of 724,708 of the FuelCell common shares covered by the registration statement.  Accordingly, FuelCell files this post-effective amendment to deregister a total of 724,708 shares of its common stock covered by the registration statement.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 13TH day of February, 2004.

FUELCELL ENERGY, INC.

/s/ Joseph G. Mahler
Joseph G. Mahler Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* /s/ Jerry D. Leitman	Chairman of the Board, President And Chief Executive Officer (Principal Executive Officer)	February 13, 2004
Jerry D. Leitman
* /s/ Joseph G. Mahler	Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)	February 13, 2004
Joseph G. Mahler
* /s/ Warren D. Bagatelle	Director	February 13, 2004
Warren D. Bagatelle
* /s/ Christopher R. Bentley	Executive Vice President, Chief Operating Officer and Director	February 13, 2004
Christopher R. Bentley
* /s/ Michael Bode	Director	February 13, 2004
Michael Bode

* /s/ Thomas R. Casten	Director	February 13, 2004
Thomas R. Casten
* /s/ James D. Gerson	Director	February 13, 2004
James D. Gerson
Director
Thomas L. Kempner
* /s/ William A. Lawson	Director	February 13, 2004
William A. Lawson
* /s/ Hansraj C. Maru	Executive Vice President, Chief Technology Officer and Director	February 13, 2004
Hansraj C. Maru
* /s/ Charles J. Murphy	Director	February 13, 2004
Charles J. Murphy
Director
George K. Petty

_________________________________ John A. Rolls	Director

*  By: /s/ Joseph G. Mahler
           ___________________
           Joseph G. Mahler
              Attorney in Fact